UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 29, 2021

Digital Turbine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 San Antonio Street, Suite 160, Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

(512) 387-7717

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	APPS	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 29, 2021, Digital Turbine, Inc. (the “Company”) and Digital Turbine Media, Inc., a wholly-owned subsidiary of the Company (“DT Media”), completed the acquisition of AdColony Holding AS, a Norway company (“AdColony”) pursuant to the previously-reported Share Purchase Agreement (the “Purchase Agreement”) with AdColony and Otello Corporation ASA, a Norway company and the sole shareholder of AdColony (“Otello”). DT Media acquired (the “Acquisition”) all of the outstanding capital stock of AdColony in exchange for an estimated total consideration in the range of $350.0 million to $375.0 million, to be paid as follows: (1) $100.0 million in cash paid at closing (which was subject to customary closing purchase price adjustments), (2) $100.0 million in cash to be paid six months after closing, and (3) an estimated earn-out in the range of $150.0 million to $175.0 million, to be paid in cash, based on AdColony achieving certain future target net revenues, less associated cost of goods sold, over a twelve month period ending on December 31, 2021 (the “Earn-Out Period”). Under the terms of the earn-out, DT Media would pay Otello a certain percentage of actual net revenues (less associated cost of goods sold) of AdColony depending on the extent to which AdColony achieves certain target net revenues (less associated cost of goods sold) over the Earn-Out Period. The earn-out payment will be made following the expiration of the Earn-Out Period. The Company paid the closing amount and intends to pay the remainder of the purchase price with a combination of available cash on hand and borrowings under its existing senior credit facility along with future capital financing.

On April 29, 2021, the Company entered into an amended and restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as a lender and administrative agent, and a syndicate of lenders, which provides for a revolving line of credit of $400.0 million to be used for working capital, permitted acquisitions, capital expenditures, and other lawful corporate purposes. DT Media and Digital Turbine USA, Inc. (“DT USA”) are additional co-borrowers under the Credit Agreement, and Mobile Posse, Inc. is a guarantor (together with the Company, DT Media and DT USA, collectively, the “Loan Parties”). The Credit Agreement contains an accordion feature that permits an increase of the revolver by up to $75.0 million plus an amount that would enable the Loan Parties to remain in compliance with a consolidated secured net leverage ratio, on such terms as agreed to by the parties.

The revolving line of credit matures on April 29, 2026.

Amounts outstanding under the Credit Agreement accrue interest at an annual rate equal to, at the Company’s election, (i) LIBOR plus between 1.50% and 2.25% based on the Company’s consolidated leverage ratio or (ii) a base rate determined based upon the highest of (a) the federal funds rate plus 0.50%, (b) Bank of America, N.A.’s prime rate or (c) LIBOR plus 1.00%, plus between 0.50% and 1.25% based on the Company’s consolidated leverage ratio. The Credit Agreement contains customary covenants, representations and events of default, and also requires the Company to comply with a maximum consolidated secured net leverage ratio and minimum consolidated interest coverage ratio.

The Loan Parties’ payment and performance obligations under the Credit Agreement and related loan documents are secured by their grant of a security interest in substantially all of their personal property assets, whether now existing or hereafter acquired, subject to certain exclusions. If the Loan Parties acquire any real property assets with a fair market value in excess of $5.0 million, they are required to grant a security interest in such real property as well. All such security interests are required to be first priority security interests, subject to certain permitted liens.

The description of the Credit Agreement provided herein is qualified by reference to the Credit Agreement, which is attached to this Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

The Credit Agreement contains representations and warranties by each of the parties to the Credit Agreement, which were made only for purposes of the Credit Agreement and as of specified dates. The representations, warranties and covenants in the Credit Agreement were made solely for the benefit of the parties to the Credit Agreement, are subject to limitations agreed upon by such parties, including being qualified by schedules, may have been made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and are subject to standards of materiality applicable to the parties that may differ from those applicable to others. Others should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Credit Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 1.02	Termination of a Material Definitive Agreement.

The Credit Agreement amended and restated that certain Credit Agreement, dated as of February 3, 2021, by and among the Loan Parties and Bank of America, N.A. (the “Original Credit Agreement”).

Item 2.01	Completion of Acquisition of Assets.

The discussion in Item 1.01 above is incorporated into this Item 2.01 by reference.

Item 2.02	Financial Statements and Exhibits.

The discussion under Item 7.01 below is incorporated into this Item 2.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion in Item 1.01 above is incorporated into this Item 2.03 by reference. On April 29, 2021, the Company borrowed $107.1 million under the Credit Agreement to pay the closing amount of the Acquisition purchase price, repay amounts due under the Original Credit Agreement, and pay transaction costs.

Item 7.01.	Regulation FD Disclosure.

On April 29, 2021, the Company issued a press release regarding the closing of the Acquisition and reporting preliminary revenue results of the Company for its fourth quarter and fiscal year ended March 31, 2021. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The reported revenue results for fiscal year 2021 are preliminary, unaudited and subject to adjustment based on completion of the audit of the Company’s financial statements, which adjustments may be material. Investors therefore should not place undue reliance on such preliminary results.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filings.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated April 29, 2021, by and among Digital Turbine, Inc., Digital Turbine Media, Inc., Digital Turbine USA, Inc., Mobile Posse Inc., and Bank of America, N.A. as administrative agent and a lender, the lenders party thereto, BofA Securities, Inc., Wells Fargo Securities, LLC and PNC Bank, NA as Lead Arranger, Bookrunners and Syndication Agents, and CapitalOne and JPMorgan Chase Bank, N.A, as Co-Documentation Agents.

99.1	Press Release dated April 29, 2021 as issued by the Company announcing the closing of the AdColony acquisition.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Turbine, Inc.

Dated: April 30, 2021	By:	/s/ Barrett Garrison
Barrett Garrison
Executive Vice President, Chief Financial Officer